As filed with the Securities and Exchange Commission on July 30, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933
CHAMPION ENTERPRISES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization)	38-2743168 (I.R.S. Employer Identification No.)

2701 Cambridge Ct., Suite 300, Auburn Hills, Michigan (Address of Principal Executive Offices)	48326 (Zip Code)

1993 Management Stock Option Plan
(formerly 1993 Middle Management Stock Option Plan)
Ten Individual Stock Option Agreements
(Full Title of the Plan)

John J. Collins, Jr., Esq.
Senior Vice President, General Counsel and Secretary
Champion Enterprises, Inc.
2701 Cambridge Ct., Suite 300
Auburn Hills, Michigan 48326
(Name and Address of Agent for Service)

Telephone Number, Including Area Code, of Agent for Service: (248) 340-9090

Copy to:
D. Richard McDonald
Dykema Gossett PLLC
39577 Woodward Avenue, Suite 300
Bloomfield Hills, Michigan 48304

CALCULATION OF REGISTRATION FEE

			Proposed Maximum	Amount of
Title of Securities	Amount To Be	Proposed Maximum	Aggregate Offering	Registration
to be Registered	Registered	Offering Price Per Share*	Price*	Fee

Common Stock, $1.00 par value	1,684,000	$5.18	$8,723,120	$706

*Estimated solely for purposes of computing the Registration Fee, at $5.18 per share, the average price for shares of the Common Stock on July 24, 2003, as reported on the New York Stock Exchange, pursuant to Rule 457(h).

PROSPECTUS

Champion Enterprises, Inc.
Suite 300
2701 Cambridge Court
Auburn Hills, Michigan 48326
(248) 340-9090

Shares of Common Stock
$1 par value

     The 140,000 shares of the Common Stock of Champion Enterprises, Inc. (the “Company”) offered by this Prospectus are outstanding shares of the Common Stock which may be sold from time to time in the market or in other transactions by certain selling shareholders of the Company. See “Plan of Distribution” and “Selling Shareholders.” The Company will not receive any of the proceeds from these sales. The Common Stock is traded on the New York Stock Exchange. On July 28, 2003, the closing price for the Common Stock as traded on the New York Stock Exchange was $5.05, as reported in the Wall Street Journal.

This offering is not underwritten.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No dealer, salesman, or other person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representation must not be relied upon. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date hereof.

The date of this Prospectus is July 30, 2003.

ADDITIONAL INFORMATION
INCORPORATION BY REFERENCE
RISK FACTORS
CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS
PLAN OF DISTRIBUTION
SELLING SHAREHOLDERS
LEGAL COUNSEL
EXPERTS
Opinion of Dykema Gossett PLLC
Nonqualified Stock Option Agreement/Brian Rowland
Nonqualified Stock Option Agreement/Chip Asch
Nonqualified Stock Option Agreement/Tara Connors
Nonqualified Stock Option Agreement/Rick Hampton
Nonqualified Stock Option Agreement/Tom Hinsch
Nonqualified Stock Option Agreement/Dave Kenton
Nonqualified Stock Option Agreement/Martin McNabb
Nonqualified Stock Option Agreement/Brad Pentola
Nonqualified Stock Option Agreement/Abdul Rajput
Consent of PricewaterhouseCoopers LLP

Additional Information	3
Incorporation by Reference	3
Risk Factors	4
Cautionary Statement Concerning Forward-Looking Statements	4
Plan of Distribution	4
Selling Shareholders	5
Legal Counsel	6
Experts	6

ADDITIONAL INFORMATION

     This Prospectus constitutes a part of a Registration Statement filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and in such instance reference is made to the copy of such documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. This Registration Statement may be inspected by anyone at the office of the Commission without charge, and copies of all or any part of it may be obtained upon payment of the Commission’s charge for copying.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Commission’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the website is www.sec.gov.

     The Company’s Common Stock is traded on the New York Stock Exchange, the Chicago Stock Exchange, and the Pacific Stock Exchange under the trading symbol “CHB.” These reports, proxy statements, and other information are also available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

INCORPORATION BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002.

(b)	The Company’s Current Reports on Form 8-K filed January 21, 2003, February 10, 2003, February 12, 2003, two on April 16, 2003, June 12, 2003, June 30, 2003, July 3, 2003, July 16, 2003, and July 21, 2003.

(c)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2003.

(d)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in Paragraph (a) above.

(e)	The description of the Common Stock of the Company contained in the Registration Statement on Form 8-A, No. 1-9751 filed under the Securities Exchange Act of 1934.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the respective date of filing of each such document. The Company will provide, without charge, to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents). Requests should be directed to John J. Collins, Jr., Senior Vice President, General Counsel and Secretary, Champion Enterprises, Inc., 2701 Cambridge Court, Suite 300, Auburn Hills, Michigan 48326, (248) 340-9090.

RISK FACTORS

     An investment in the Company’s Common Stock involves risk. You should carefully consider the risk factors included in the Forward Looking Statements section of our most recently filed Form 10-K or Form 10-Q, which is incorporated by reference into this Prospectus.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

     Some statements incorporated by reference in this Prospectus constitute forward-looking statements as such term is defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements are subject to certain factors that could cause actual results to differ materially from those projected in the forward-looking statements. These factors are discussed in and are incorporated by reference to our most recently filed Form 10-K or Form 10-Q under the section entitled Forward Looking Statements.

PLAN OF DISTRIBUTION

     The 140,000 shares of Common Stock being offered by this Prospectus are being offered by certain shareholders of the Company listed under “Selling Shareholders” ( the “Selling Shareholders”). These shares have been issued to the Selling Shareholders pursuant to certain Nonqualified Stock Option Agreements.

     The shares of Common Stock offered by the Selling Shareholders may be sold from time to time on the New York Stock Exchange or in the over-the-counter market or shares may be offered in independent transactions, in negotiated transactions or otherwise. In addition, the shares of Common Stock may be sold in transactions pursuant to Rule 144 under the Securities

Act of 1933, in which case any shares sold pursuant to Rule 144 may be deemed to be registered securities. The Selling Shareholders may also sell some or all of the shares in transactions involving broker-dealers who may acquire shares as principal. Sales will be in the quantities, at the time, and through registered broker-dealers to be determined from time to time by each Selling Shareholder. No arrangements for any broker-dealer to act on behalf of the Selling Shareholders have yet been made. It is anticipated that any selling broker-dealers engaged by the Selling Shareholders will receive only their customary brokerage commissions. Participating broker-dealers may be deemed underwriters of the shares within the meaning of the Securities Act of 1933, in which event all such compensation to be received by them may be deemed underwriting compensation.

     Sales of the shares of the Common Stock offered by the Selling Shareholders will be made at prices per share approximating market prices prevailing at the time of the sales. The Company will not receive any of the proceeds of the sales. Any brokerage commissions due to any broker engaged by any Selling Shareholder, and any expenses incurred by any Selling Shareholder in connection with the offering made hereby, will be borne by the Selling Shareholder. The Company is bearing the legal and accounting expense incurred in the preparation and filing of the Registration Statement of which this Prospectus is a part and the filing fee there under.

SELLING SHAREHOLDERS

     Certain information is provided below with respect to each of the Selling Shareholders. The information includes the name and address of each Selling Shareholder, present positions, offices and material relationships with the Company and its subsidiaries during the past three years, the number of shares of the Common Stock of the Company beneficially owned, the number of shares offered by this Prospectus and the amount and (if one percent or more) percentage of the Common Stock to be owned by the Selling Shareholders after the offering. The following table does not include non-affiliates, each of whom may sell up to 1,000 shares.

Shares of Company Common Stock

Amount
and
	Present Positions, Offices			Percent of
	or Relationships with			Common
	Company and its Affiliates	Owned as		Stock
	During the Past Three (3)	of Date of	Offered by this	After
Name and Address	Years	Prospectus	Prospectus	Offering

Phyllis A. Knight,
2701 Cambridge Ct.
Suite 300,	Executive Vice
Auburn Hills, MI	President & Chief
48326	Financial Officer	120,000	120,000	*

Abdul H. Rajput,
10801 Maskin Dr.
Suite 500,	Former President,
Overland Park, KS	HomePride Finance
66210	Corp.	20,000	20,000	*

•     less than 1%

LEGAL COUNSEL

     The validity of the Common Stock offered hereby will be passed upon for the Company by Dykema Gossett PLLC of Bloomfield Hills, Michigan.

EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended December 28, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by Champion Enterprises, Inc. (“the Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002.

(b)	The Company’s Current Reports on Form 8-K filed January 21, 2003, February 10, 2003, February 12, 2003, two on April 16, 2003, June 12, 2003, June 30, 2003, July 3, 2003, July 16, 2003, and July 21, 2003.

(c)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2003.

(d)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in Paragraph (a) above.

(e)	The description of the Common Stock of the Company contained in the Registration Statement on Form 8-A, No. 1-9751 filed under the Securities Exchange Act of 1934.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents.

Item 4. Description of Securities.

     The description of securities being offered is set forth in Item 3(e).

Item 5. Interests of Named Experts and Counsel.

     Not Applicable

Item 6. Indemnification of Directors and Officers.

     Michigan Business Corporation Act

     The Company is organized under the Michigan Business Corporation Act (the “Michigan Act”) which, in general, empowers Michigan corporations to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against expenses, including attorney’s fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

     The Michigan Act also empowers Michigan corporations to provide similar indemnity to such a person for expenses, including attorney’s fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, except in respect of any claim, issue or matter in which the person has been found liable to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances, in which case indemnification is limited to reasonable expenses incurred.

     The Michigan Act also permits a Michigan corporation to purchase and maintain on behalf of such a person insurance against liabilities incurred in such capacities. The Company has obtained a policy of directors’ and officers’ liability insurance.

Bylaws of the Registrant

     The Company’s Bylaws generally require the Registrant to indemnify officers and directors to the fullest extent legally possible under the Michigan Act and provide that similar indemnification may be afforded employees and agents.

Item 7. Exemption from Registration Claimed.

     Not Applicable

Item 8. Exhibits.

     The following exhibits are filed as part of this Registration Statement:

4.1	Champion Enterprises, Inc. 1993 Management Stock Option Plan, as amended and restated as of December 3, 2002, filed as Exhibit 10.11 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002 and incorporated herein by reference.
5	Opinion of Dykema Gossett PLLC with respect to the legality of the Common Stock to be registered hereunder.
10.1	Nonqualified Stock Option Agreement dated October 17, 2002 between the Company and Phyllis A. Knight, filed as Exhibit 10.26 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002 and incorporated herein by reference.
10.2	Nonqualified Stock Option Agreement dated April 30, 2002 between the Company and Brian Rowland.
10.3	Nonqualified Stock Option Agreement dated April 30, 2002 between the Company and Chip Asch.
10.4	Nonqualified Stock Option Agreement dated April 30, 2002 between the Company and Tara Connors-Lancaster.
10.5	Nonqualified Stock Option Agreement dated April 30, 2002 between the Company and Rick Hampton.
10.6	Nonqualified Stock Option Agreement dated April 30, 2002 between the Company and Tom Hinch.
10.7	Nonqualified Stock Option Agreement dated April 30, 2002 between the Company and Dave Kenton.
10.8	Nonqualified Stock Option Agreement dated April 30, 2002 between the Company and Martin McNabb.
10.9	Nonqualified Stock Option Agreement dated April 30, 2002 between the Company and Brad Pentola.
10.10	Nonqualified Stock Option Agreement dated April 30, 2002 between the Company and Abdul Rajput.
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Dykema Gossett PLLC (contained in Exhibit 5)
24	Power of Attorney (see “Signatures”)

Item 9. Undertakings.

     (1)  The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings in clauses (1)(i) and (1)(ii) will not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2)  The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  The undersigned registrant hereby undertakes to remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4)  The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) or the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Auburn Hills, State of Michigan on July 29, 2003.

CHAMPION ENTERPRISES, INC.

By:	/s/ Albert A. Koch Albert A. Koch Chairman of the Board of Directors President and Chief Executive Officer

POWER OF ATTORNEY

     Each of the undersigned whose signature appears below hereby constitutes and appoints Albert A. Koch and John J. Collins, Jr. and each of them acting alone, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, under the Securities Act of 1933.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 29, 2003

Title

/s/ Albert A. Koch Albert A. Koch	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)

/s/ Phyllis A. Knight Phyllis A. Knight	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Richard P. Hevelhorst Richard P. Hevelhorst	Vice President and Controller (Principal Accounting Officer)

/s/ Robert W. Anestis Robert W. Anestis	Director

/s/ Eric S. Belsky Eric S. Belsky	Director

/s/ Selwyn Isakow Selwyn Isakow	Director

/s/ Brian D. Jellison Brian D. Jellison	Director

/s/ G. Michael Lynch G. Michael Lynch	Director

/s/ George R. Mrkonic George R. Mrkonic	Director

Walter R. Young	Director

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Champion Enterprises, Inc. 1993 Management Stock Option Plan, as amended and restated as of December 3, 2002, filed as Exhibit 10.11 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002 and incorporated herein by reference.
5	Opinion of Dykema Gossett PLLC with respect to the legality of the Common Stock to be registered hereunder.
10.1	Nonqualified Stock Option Agreement dated October 17, 2002 between the Company and Phyllis A. Knight, filed as Exhibit 10.26 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002 and incorporated herein by reference.
10.2	Nonqualified Stock Option Agreement dated April 30, 2002 between the Company and Brian Rowland.
10.3	Nonqualified Stock Option Agreement dated April 30, 2002 between the Company and Chip Asch.
10.4	Nonqualified Stock Option Agreement dated April 30, 2002 between the Company and Tara Connors-Lancaster.
10.5	Nonqualified Stock Option Agreement dated April 30, 2002 between the Company and Rick Hampton.
10.6	Nonqualified Stock Option Agreement dated April 30, 2002 between the Company and Tom Hinch.
10.7	Nonqualified Stock Option Agreement dated April 30, 2002 between the Company and Dave Kenton.
10.8	Nonqualified Stock Option Agreement dated April 30, 2002 between the Company and Martin McNabb.
10.9	Nonqualified Stock Option Agreement dated April 30, 2002 between the Company and Brad Pentola.
10.10	Nonqualified Stock Option Agreement dated April 30, 2002 between the Company and Abdul Rajput.
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Dykema Gossett PLLC (contained in Exhibit 5)
24	Power of Attorney (see “Signatures”)